                                 EXHIBIT 4(HH)
                  INDIVIDUAL MODIFIED GUARANTEED ANNUITY CONTRACT

                ACCOUNT VALUE IS SUBJECT TO A MARKET VALUE ADJUSTMENT
                               NON-PARTICIPATING
                            THIS IS A LEGAL CONTRACT
                          READ YOUR CONTRACT CAREFULLY

The Company agrees with the Owner to provide the benefits as described in this Contract.

YOU HAVE THE RIGHT TO RETURN THIS CONTRACT. YOU MAY CANCEL THIS CONTRACT WITHIN TWENTY DAYS AFTER YOU RECEIVE IT BY RETURNING THE CONTRACT TO OUR HOME OFFICE OR TO OUR AGENT, WITH A WRITTEN REQUEST FOR CANCELLATION. THE CONTRACT WILL BE AS THOUGH IT HAD NEVER BEEN ISSUED. WE WILL PROMPTLY RETURN ANY ANNUITY DEPOSIT MADE.

          /S/JOHN K. WRIGHT                   /S/DRAYTON NABERS, JR.


           John K. Wright                       Drayton Nabers, Jr.
             Secretary                               President


                  PROTECTIVE LIFE INSURANCE COMPANY
                           P.O. Box 2606
                     Birmingham, Alabama 35202
                          (205) 879-9230
                    (A Stock Insurance Company)





Form No.IPD-2083                                                  2/96

                             SCHEDULE




____________________________              ________________________________
Owner                                     Joint Owner


____________________________              ________________________________
Annuitant                                 Annuity Commencement Date


____________________________              ________________________________
Contract Number                           Effective Date


                   Guaranteed     Guaranteed      Annuity      Treasury
Sub-Account#         Period      Interest Rate    Deposit        Rate
- ------------       ----------    -------------    -------      ---------

XX0000001-A         3 Years            4.50%    $20,000.00        3.50%
XX0000001-B         5 Years            5.00%    $20,000.00        4.00%
XX0000001-C         7 Years            5.50%    $20,000.00        4.50%
XX0000001-D        10 Years            6.00%    $20,000.00        5.00%
                                                ----------
     TOTAL ANNUITY DEPOSIT                      $80,000.00


SURRENDER CHARGE

The Surrender Charge is equal to the Surrender Charge Percentage indicated below, applied to the amount of each full or partial surrender requested less any amount available under the "INTEREST WITHDRAWAL" provision of this Contract at the time of the surrender.


       Number of Completed Years                    Surrender Charge
        in a Guaranteed Period                         Percentage
       -------------------------                    ----------------
                   0                                        6%
                   1                                        6%
                   2                                        5%
                   3                                        4%
                   4                                        3%
                   5                                        2%
                   6                                        1%
                   7+                                       0%

MARKET VALUE ADJUSTMENT
The Market Value Adjustment is equal to the Market Value Adjustment Percentage indicated below, applied to the amount of each full or partial surrender requested less any amount available under the "INTEREST WITHDRAWAL" provision of this Contract at the time of the surrender.

   MARKET VALUE ADJUSTMENT PERCENTAGE = (C~I+0.25%)x(N/12), WHERE:

   C = the Treasury Rate currently established for the same term as the Guaranteed Period from which the surrender is being made;

   I - the Treasury Rate initially established for the Guaranteed Period from which the surrender is being made;

   N = The number of months remaining in the Guaranteed Period from which the surrender is being made.

The Treasury Rate is the annual effective interest rate credited to United States Treasury instruments, as published by a nationally recognized source. On the fifteenth day and the last day of each month, the Company will identify a Treasury Rate for each Guaranteed Period. The method used by the Company to determine the Treasury Rates under this Contract shall be consistent and is binding upon any Participant, Annuitant and Beneficiary.

                                  INDEX

Schedule.............................................................  2
Definitions..........................................................  4
General Provisions...................................................  6
Control Provisions...................................................  7
Premium Taxes........................................................  9
Surrenders-Termination...............................................  9
Interest Credited and Guaranteed Periods.............................  9
Annuity Options...................................................... 10
Annuity Tables....................................................... 12

DEFINITIONS

ACCOUNT VALUE - The sum of all Sub-Account Values.

ANNUITANT - Annuity payments may depend upon the continuation of the life of a person. That person is called an Annuitant and is named on the Schedule.

ANNUITY - A series of predetermined periodic payments.

ANNUITY COMMENCEMENT DATE - The date on which annuity payments begin. It is shown on the Schedule.

ANNUITY DEPOSIT(S) - Annuity Deposits (less Premium Taxes, if applicable) made and allocated to the Guaranteed Period(s) you select under this Contract. Each Annuity Deposit and each allocation to a Guaranteed Period must be at least [$10,000]. We reserve the right to limit the amount of your Annuity Deposits. Only one Contract will be issued regardless of the number of Annuity Deposits you make.

BENEFICIARY - The person entitled to receive the benefits under this Contract, if any, upon the death of any Owner.

   PRIMARY - The person named to receive the death benefits upon any Owner's death. Upon the death of any Owner, the surviving Owner, if any, will become the Primary Beneficiary.
   CONTINGENT - The person named to receive the death benefits if the Primary Beneficiary is not living at the time of a Owner's death. If no Beneficiary designation is in effect or if no Beneficiary is living at the time of a Owner's death, the Estate of the decreased Owner will be the Beneficiary.
   IRREVOCABLE - An irrevocable Beneficiary is one whose consent is needed to change the Beneficiary designation, or to exercise certain other rights.

EFFECTIVE DATE - The date shown on the Schedule and on which this Contract takes effect. Contract Years are measured from the Effective Date.

COMPANY - Protective Life Insurance Company.

GUARANTEED PERIOD - The period for which either an Initial or Subsequent Guaranteed Interest Rate will be credited to a Sub-Account under this Contract. Guaranteed Periods will be designated as being either "Initial" or "Subsequent".

HOME OFFICE - 2081 Highway 280 South, Birmingham, Alabama.

INITIAL GUARANTED INTEREST RATE - The effective rate of interest, calculated after daily compounding has been taken into account, which is used in determining the interest credited to a Sub-Account during the Initial Guaranteed Period. This rate is specified in the Schedule.

MARKET VALUE ADJUSTMENT - The adjustment made to a Sub-Account Value when a partial or full surrender is requested prior to the end of an Initial or Subsequent Guaranteed Period. The Market Value Adjustment is explained on the Schedule.

NET ACCOUNT VALUE - The sum of all Net Sub-Account Values.

NET SUB-ACCOUNT VALUE - The Sub-Account Value after application of the Market Value Adjustment and less any deductions for any Surrender Charges and applicable Premium Taxes.

OWNER - The Owner(s) of the Contract. Herein referred to as "you" or "your".

SUB-ACCOUNT - Each Annuity Deposit will be allocated to one or more Sub-Accounts as directed by the Owner. Each Sub-Account will correspond to a specified Guaranteed Period and guaranteed interest rate you select.

SUB-ACCOUNT VALUE - The amount equal to that part of the Annuity Deposit allocated by the Owner to a Sub-Account or any amount transferred to a Sub-Account or Sub-Accounts at the end of a Guaranteed Period increased by all interest credited and decreased by amounts due to previous full or partial surrenders (including Surrender Charges, Market Value Adjustments and Premium Taxes thereon) and previous interest withdrawals. The Sub-Account Value of each Sub-Account under this Contract must be at least [$10,000] at all times.

SUBSEQUENT GUARANTEED INTEREST RATE - The effective rate of interest, calculated after daily compounding has been taken into account, which is established by the Company for any applicable Subsequent Guaranteed Period.

SURRENDER CHARGE - A Surrender Charge, if applicable, is deducted from any Sub-Account Value from which a partial or full surrender is made prior to the end of an Initial or Subsequent Guaranteed Period. The Surrender Charge is explained on the Schedule.

SURRENDER DATE - The date the Company receives a written request for a full or partial surrender.

SURRENDER VALUE - The amount available for a full or partial surrender.

WE, US, OUR - Protective Life Insurance Company.

WRITING - A written form satisfactory to the Company and filed at the Home Office of the Company in Birmingham, Alabama. All correspondence should be sent to P.O. Box 2606, Birmingham, Alabama 35202.

GENERAL PROVISIONS

ENTIRE CONTRACT
This Contract, any endorsements attached hereto, and the Application, a copy of which is attached, constitute the entire contract. All statements in the application, shall be deemed representations and not warranties.

MODIFICATION OF CONTRACT
No change or waiver of the terms of this Contract is valid unless made by us, in Writing, and approved by our President, Vice President, or Secretary. We reserve the right to change the provisions of this Contract to conform to any applicable laws, regulations or rulings issued by a governmental agency.

NON-PARTICIPATING
This Contract does not share in our surplus or profits and does not pay dividends.

ERROR IN AGE OR SEX
Questions in the Application concern the Annuitant's date of birth and sex. If the date of birth or sex given is not correct, the benefits under this Contract shall be adjusted to the amount which would have been payable at the correct age and sex. If we made any underpayments on account of any misstatement, the amount of any underpayment shall be immediately paid in one sum. Any overpayments made shall be deducted from the current or succeeding payments due under the Contract.

ASSIGNMENT
Upon notice to us, the Owner may assign his or her rights under this Contract. The assignment must be in Writing. We assume no responsibility for the validity of any assignment. Any claim under any assignment shall be subject to proof of interest and the extent of the assignment.

SETTLEMENT
Any payment by us under this Contract is payable at our Home Office.

FACILITY OF PAYMENT
If the Annuitant or Beneficiary is incapable of giving a valid receipt for any payment, we may make such payment to whomever has assumed his or her care and principal support. Any such payment shall fully discharge us to the extent of the payment.

PROOF OF AGE
Proof of age is required before the first payment will be made under an Annuity Option involving lifetime payments.

PROTECTION OF PROCEEDS
To the extent permitted by law, no benefits payable under this Contract will be subject to the claims of creditors of any payee.

ANNUAL REPORTS
At least once every year, we will send you a report showing the current Account Value, Sub-Account Values and interest credited.

ANNUITY COMMENCEMENT DATE CHANGES
Upon notification in Writing, you may change the Annuity Commencement Date. Notification must be received at least 30 days before the proposed Annuity Commencement Date. The proposed Annuity Commencement Date you select cannot be before the end of any Guaranteed Period or later than the Contract Year closest to the Annuitant's 85th Birthday.

MINIMUM VALUE STATEMENT
Any values available under the "Surrenders-Termination" provisions of this Contract equal or exceed those required by the state in which the Contract is delivered.

CONTROL PROVISIONS

ANNUITANT
The Owner may change the Annuitant prior to the Annuity Commencement Date. The request must be in Writing. Once it is received and acknowledged at our Home Office, any change will relate back to and take effect on the date the request was signed. The Annuitant is the "Payee" for the purposes of the Annuity Table.

BENEFICIARY
The Beneficiary will be as shown in the Application. You may change the Beneficiary at any time. To make a change, we must receive a written request satisfactory to us at our Home Office. If the Beneficiary has been designated irrevocably, however, such designation cannot be changed or revoked without that Beneficiary's written consent. Any such change will relate back to and take effect on the date the request was signed. We will not be liable for any payment we make before such request has been received and acknowledged at our Home Office. Any payment which has become due under this Contract and has not been paid prior to an Owner's death shall be paid to the Primary Beneficiary, if living; otherwise to the Contingent Beneficiary.

CONTROL
You may, while the Annuitant is living, assign the Contract; surrender the Contract; amend or modify the Contract with our consent; exercise, receive and enjoy every other right and benefit contained in the Contract. The use of the rights may be subject to the consent of any assignee or irrevocable Beneficiary. Except with respect to termination, Joint Owners may provide that each Owner alone may exercise all rights, options and privileges.

DEATH OF THE ANNUITANT OR OWNER
If an Annuitant is not an Owner and dies prior to the Annuity Commencement Date, the Owner first named on the Application will become the new Annuitant unless the Owner designates otherwise. If any Owner is not a natural person, the death or change of the Annuitant will be treated as the death of an Owner. If any Owner dies while this Contract is in force prior to the Annuity Commencement Date, a Death Benefit will be payable to the Beneficiary.

DEATH BENEFIT
The Death Benefit will be determined as of the date due proof of death is received by the Company. If a claim for the Death Benefit is received at our Home Office within [6] months of the date of death, the Death Benefit will equal the greater of: (1) the Account Value, less applicable Premium Taxes; or (2) the Net Account Value. If a claim is received past [6] months after the date of death, the Death Benefit will equal the Net Account Value. If any Owner of this Contract is not a natural person, upon the change of the Annuitant, the Death Benefit will equal the Net Account Value. Only one Death Benefit is payable under this Contract, even though the Contract may continue beyond an Owner's death.

The Death Benefit may be taken in one sum immediately. In all events the entire Death Benefit, including any interest accrued thereon, must be distributed within five years of the date of death unless:

(a) it is payable over the life of the Beneficiary with distributions beginning within one year of the date of death; or
(b) it is payable over a period not extending beyond the life expectancy of the Beneficiary with distributions beginning within one year of the date of death; or
(c) the deceased Owner's spouse is the Beneficiary and, in lieu of receiving the Death Benefit, continues the Contract and becomes the new Owner.

If the deceased Owner's spouse continues the Contract and becomes the new Owner, upon such spouse's death, a Death Benefit will become payable to the new Beneficiary (determined at the time of the spouse's death). The Death Benefit, including any interest accrued thereon, must be distributed within five years of the spouse's death.

INTEREST CREDITED AND GUARANTEED PERIODS
The portion of each Annuity Deposit allocated to a Sub-Account will earn interest at the Initial Guaranteed Interest Rate for each Contract Year during the Initial Guaranteed Period selected for that Sub-Account. A Guaranteed Period is the period of years for which a rate of interest is guaranteed. You may select from any Guaranteed Period offered by the Company under the Contract at the time the Annuity Deposit or transfer is made. However, Guaranteed Periods cannot extend beyond the Annuity Commencement Date then in effect.

You may not transfer a Sub-Account Value to any other Sub-Account(s) prior to the end of the existing Sub-Account's Guaranteed Period. At the end of any Guranteed Period a Subsequent Guaranteed Period will begin. Unless you elect a different duration from among those then offered by us within twenty days prior to the end of the Guaranteed Period, your Sub-Account Value will be automatically transferred to a Subsequent Guaranteed Period of either (1) the same duration as your previous Guaranteed Period, if then offered by us; or
(2) the shortest duration then offered by us which is closest to the same duration as your Guaranteed Period.

Your Sub-Account Value at the beginning of any Subsequent Guaranteed Period will be equal to your Sub-Account Value at the end of the previous Guaranteed Period. The Sub-Account Value will earn interest at the Subsequent Guaranteed Interest Rate for each Contract Year in the Subsequent Guaranteed Period. At your request within twenty days prior to the end of any Guaranteed Period, the Company will notify you of the then effective Subsequent Guaranteed Interest Rate. The actual Subsequent Guaranteed Interest Rate will be determined at the beginning of the Subsequent Guaranteed Period.

PREMIUM TAXES
Premium Taxes (including any related retaliatory taxes, if any) will be deducted, if applicable. Premium Taxes may be deducted, as provided under applicable law, from the Annuity Deposit when received, upon full or partial surrender, or from the amount applied to effect an Annuity at the time the annuity payments commence. Premium Taxes may also be deducted from the Death Benefit.

SURRENDERS - TERMINATION
Full surrenders may be made at any time. Partial surrenders may only be made if each remaining Sub-Account Value is at least [$10,000]. You must specify the Sub-Accounts from which the partial surrender is to be made. If a Sub-Account has the same Guaranteed Period as any other Sub-Account, the partial surrender must come from the Sub-Account with the shortest time remaining in the Guaranteed Period.

Surrender Charges and Market Value Adjustments will not apply to full or partial surrenders made at the end of an Initial or Subsequent Guaranteed Period. The Surrender

Value will equal the Sub-Account Value on this date. A request for a surrender at the end of an Initial or Subsequent Guarantee Period must be received in Writing within twenty days prior to the end of such Initial or Subsequent Guaranteed Period.

The Surrender Value will be calculated by the Company using the following formula:

                        (A - S - M - P), WHERE:

A= the amount of the full or partial surrender;
S= the amount of the Surrender Charge;
M= the amount of the Market Value Adjustment;
P= the amount of unpaid Premium Taxes, if any.

The Company may defer payment of any partial or full surrender for the period permitted by law. In no event will this deferral of payment exceed 6 months from the date of receipt of the election to surrender partially or fully.

INTEREST WITHDRAWALS
If you notify the Company in Writing at any time during the current Contract Year, the Company will send you all or portion of the interest credited during the prior Contract Year. You may only make one withdrawal during a Contract Year. No Surrender Charge or Market Value Adjustment will be imposed on such Interest Withdrawals.

ANNUITY OPTIONS

ANNUITY BENEFIT
If the Annuitant is alive on the Annuity Commencement Date and unless directed otherwise, the Company will apply the Net Account Value according to the Annuity Option elected.

You may elect to have all or a part of the Net Account Value applied on the Annuity Commencement Date under any of the Annuity Options described below. In the absence of an election, the Net Account Value will be applied on the Annuity Commencement Date under Option 2 - Life Income with Payments for a 10 Year Guaranteed Period.

Elections of any of these options must be made in Writing to the Company at least 30 days prior to the date such election is to become effective.

If an Annuitant or Owner dies on or after the Annuity Commencement Date any remaining payments will be distributed at least as rapidly as under the method of distribution being used on the date of death.

An Annuity affected under this Contract may not be surrendered after the commencement of annuity payments.

ANNUITY OPTIONS
OPTION 1 - PAYMENT FOR A FIXED PERIOD. Equal monthly payments will be made for any period of not less than 5 nor more than 30 years. The amount of each payment depends on the total amount applied, the period selected and the monthly payment rates we are using when the first payment is due.

OPTION 2 - LIFE INCOME WITH PAYMENTS FOR A GUARANTEED PERIOD. Equal monthly payments are based on the life of the named Annuitant. Payments will continue for the lifetime of that person with payments guaranteed for 10 to 20 years. Payments stop at the end of the selected guaranteed period or when the named person dies, whichever is later.

OPTION 3 - PAYMENTS OF A FIXED AMOUNT. Equal monthly payments will be made for an agreed fixed amount. The amount of each payment may not be less than $10 for each $1,000 applied. Interest will be credited each month on the unpaid balance and added to it. This interest will be at a rate set by us, but not less than an effective interest rate of 4% per year. Payments continue until the amount we hold runs out. The last payment will be for the balance only.

MINIMUM AMOUNTS - We reserve the right to pay the full amount of this Contract in one lump sum, if less than $5,000. If monthly payments are less than $100 we may make payments quarterly, semi-annually, at our option.

All elected Annuity Options must comply with current Federal and state statutes and Internal Revenue Service Regulations. If we have available, at the time an Annuity Option is elected options or rates on a more favorable basis than those guaranteed, the higher benefits shall apply.

ANNUITY TABLES
The attached Annuity Tables show the dollar amount of the monthly payments for each $1,000 applied. The tables are based on the 1983 Individual Annuity Mortality Table A projected 4 years with interest at 4% per annum. One year will be deducted from the attained age of the Annuitant for every completed three years beyond the year 1987.

IPD-2083                                                                 2/96

             MINIMUM MONTHLY PAYMENT RATES FOR EACH $1,000 APPLIED

OPTION 1 TABLE                                               OPTION 2 TABLE

PAYMENTS FOR A                                         LIFE INCOME WITH PAYMENTS
FIXED PERIOD                                            FOR A GUARANTEED PERIOD

                                             10 YEARS              20 YEARS
          MONTHLY         AGE OF          --------------        ---------------
YEARS     PAYMENT         PAYEE           MALE    FEMALE        MALE     FEMALE
- -----     -------         -----           ----    ------        ----     ------
  5        18.32           59             5.29      4.83        4.98       4.68
  6        15.56           60             5.40      4.92        5.04       4.74
  7        13.59           61             5.51      5.01        5.10       4.81
  8        12.12           62             5.63      5.10        5.17       4.88
  9        10.97           63             5.75      5.21        5.24       4.95
 10        10.06           64             5.88      5.32        5.30       5.02
 11         9.31           65             6.02      5.43        5.37       5.09
 12         8.69           66             6.16      5.55        5.43       5.17
 13         8.17           67             6.31      5.68        5.49       5.24
 14         7.72           68             6.47      5.82        5.55       5.31
 15         7.34           69             6.63      5.97        5.60       5.38
 16         7.00           70             6.79      6.12        5.65       5.45
 17         6.71           71             6.96      6.28        5.70       5.51
 18         6.64           72             7.13      6.45        5.74       5.58
 19         6.21           73             7.31      6.63        5.78       5.64
 20         6.00           74             7.48      6.81        5.82       5.69
 21         5.81           75             7.66      7.00        5.85       5.74
 22         5.64           76             7.84      7.20        5.88       5.78
 23         5.49           77             8.02      7.40        5.90       5.82
 24         5.35           78             8.20      7.60        5.92       5.85
 25         5.22           79             8.37      7.81        5.94       5.88
 26         5.10           80             8.54      8.10        5.96       5.91
 27         5.00           81             8.70      8.21        5.97       5.93
 28         4.90           82             8.85      8.41        5.98       5.95
 29         4.80           83             8.99      8.59        5.98       5.96
 30         4.72           84             9.12      8.77        5.99       5.97
                           & over         9.25      8.93        5.99       5.98

Rates for monthly payments for ages not shown in the above tables will be calculated on the same basis as those shown and may be obtained from us. The basis for these calculations is the 1983 Individual Annuity Mortality Table A projected 4 years with interest at 4% per annum.